INVESTOR CONTACT Nabil Elsheshai 858-485-2125 office nabil.elsheshai@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 office jennifer.donahue@teradata.com

Teradata Reports Fourth Quarter and Full Year 2019 Financial Results

•	Annual recurring revenue (ARR) increased 9 percent, both reported and in constant currency, from the fourth quarter of 2018 (1)

•	Recurring revenue increased 7 percent both reported and in constant currency, from the fourth quarter of 2018 and 9 percent, 11 percent in constant currency, for the full year(1)

•	Full year gross margin expansion of 290 basis points, 270 basis points on a non-GAAP basis(2)

SAN DIEGO - February 6, 2020 -- Teradata Corp. (NYSE: TDC) reported fourth-quarter and full-year 2019 financial results driven by an ongoing transition to a recurring revenue model. Subscription-based transactions comprised 89 percent of the company’s bookings mix in the quarter. Recurring revenue increased 7 percent, both reported and in constant currency(1), from the fourth quarter of 2018. ARR increased 9 percent, both reported and in constant currency(1), from the prior-year period. As the company shifts to a recurring revenue model and focuses its consulting resources on strategic engagements that drive increased software consumption within its targeted customer base, perpetual revenue and consulting revenue declined versus the prior-year period, as expected. Fourth-quarter total revenue was $494 million, compared to 2018 fourth-quarter total revenue of $588 million. Currency translation had a one percentage point negative impact on the fourth-quarter total revenue comparison(1).

For the full year, total revenue was $1.899 billion, compared to $2.164 billion reported in the prior year. Subscription-based transactions comprised 88 percent of the Company’s bookings mix for the full year. Recurring revenue of $1.362 billion increased 9 percent, 11 percent in constant currency(1) from the prior year. ARR at the end of 2019 was $1.427 billion, a 9 percent increase, both reported and in constant currency(1), from the end of 2018.

“Teradata continues to make solid progress on its business transformation. We closed out our 2019 transition year on a positive note, as we doubled our cloud customers, grew both recurring revenue and ARR, and effectively completed our transition to a subscription business,” said Vic Lund, Interim CEO, Teradata. “Teradata has strong differentiation in delivering the answers our customers need, at the scale they require, and we are resolutely focused on helping customers drive competitive advantage in this world of ever-growing data."

Teradata reported a net loss of $23 million under U.S. Generally Accepted Accounting Principles (GAAP) in the fourth quarter, or $0.21 per share, which compared to net income of $15 million, or $0.13 per diluted share, in the fourth quarter of 2018. Non-GAAP 2019 fourth-quarter net income, which excludes stock-based compensation expense and other special items, was $25 million, or $0.22 per diluted share, as compared to $58 million, or $0.49 per diluted share, in the fourth quarter of 2018(2).

For the full year, net loss reported under GAAP was $24 million, or $0.21 per share, which compared to net income of $30 million, or $0.25 per diluted share, in 2018. Non-GAAP 2019 full-year net income, which excludes stock-based compensation expense and other special items, was $121 million, or $1.05 per diluted share, as compared to $156 million, or $1.29 per diluted share, in 2018(2).

Gross Margin
2019 fourth-quarter gross margin reported under GAAP was 50.2 percent versus 49.1 percent for the fourth quarter of 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 fourth-quarter gross margin was 53.2 percent versus 52.0 percent in the same period of the prior year(2).

2019 full-year gross margin reported under GAAP was 50.3 percent versus 47.4 percent in 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 full-year gross margin was 53.3 percent versus 50.6 percent in 2018(2). The gross margin rate was higher year-over-year primarily due to a higher mix of recurring revenue.

Operating Loss/Income
2019 fourth-quarter operating loss reported under GAAP was $9 million compared to operating income of $23 million in the fourth quarter of 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 fourth quarter operating income was $48 million versus $74 million in the fourth quarter of 2018(2).

2019 full-year operating income reported under GAAP was $6 million compared to $43 million in 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 full-year operating income was $183 million versus $210 million in 2018(2). The decline in operating income was primarily driven by the higher subscription-based bookings mix which resulted in a significant decline in perpetual revenue, as well as a decline in consulting revenue, as expected and consistent with our strategy.

Income Taxes
Teradata’s 2019 fourth-quarter tax rate under GAAP was negative 43.8 percent compared to 21.1 percent in the fourth quarter of 2018. Excluding special items, Teradata’s non-GAAP 2019 fourth-quarter tax rate was 39.0 percent versus 17.1 percent in the fourth quarter of 2018(2). Teradata’s 2019 full-year tax rate under GAAP was negative 41.2 percent compared to negative 11.1 percent in 2018. Excluding special items, Teradata’s non-GAAP 2019 full-year tax rate was 24.4 percent versus 19.6 percent in 2018(2). The increase in the non-GAAP effective tax rate year-over-year was primarily due to earnings mix and an increase in the U.S. Global Intangible Low-Taxed Income (GILTI) tax period-over-period.

Cash Flow
For the 2019 fourth quarter, Teradata generated $54 million of cash from operating activities compared to $107 million in the same period of 2018. During the quarter, Teradata used $13 million versus using $63 million in the fourth quarter of 2018, for capital expenditures and additions to capitalized software development costs. Teradata’s 2019 fourth-quarter free cash flow was $41 million, compared to $44 million in the fourth quarter of 2018(3). In addition, the company added $37 million of finance leases in the fourth quarter and $115 million for the full year 2019, primarily to support subscription sales.

For the full year 2019, Teradata generated $148 million of cash from operating activities versus $364 million in 2018. During the year, Teradata used $59 million compared to using $160 million in 2018 for capital expenditures and additions to capitalized software development costs. This resulted in 2019 full-year free cash flow of $89 million compared to $204 million in 2018(3).

Balance Sheet
Teradata ended 2019 with $494 million in cash. During the fourth quarter of 2019, Teradata repurchased 2.2 million shares of the Company’s common stock for approximately $61 million. For the full year, the Company repurchased 8.5 million shares for approximately $300 million. At the end of the fourth quarter, Teradata had approximately 111 million shares outstanding.

The Company had total debt of $612 million as of December 31, 2019, including $130 million of outstanding finance lease obligations. There were no funds drawn on the company’s $400 million revolving credit facility as of December 31, 2019.

Guidance
ARR and recurring revenue are both expected to increase at least 8 percent for the full year 2020.

Full-year 2020 GAAP earnings per share is expected to be $1.43 to $1.47. On a non-GAAP basis, which excludes the intellectual property (IP) restructuring tax benefit, stock-based compensation expense and other special items, earnings per share is expected to be in the $1.18 to $1.22 range(2).

Recurring revenue in the first quarter of 2020 is expected to be in the $353 million to $355 million range.

GAAP earnings per share in the first quarter of 2020 is expected to be in the $1.30 to $1.32 range. Non-GAAP earnings per share, excluding the IP restructuring tax benefit, stock-based compensation expense and other special items, in the first quarter is expected to be in the $0.22 to $0.24 range(2).

Earnings Conference Call
A conference call is scheduled today at 2:00 p.m. PT to discuss the Company’s 2019 fourth-quarter and full-year 2019 results and provide a business and financial update. Access to the conference call, as well as a replay of the call, is available on the Investor Relations page of Teradata’s website at investor.teradata.com.

Supplemental Financial Information
Additional information regarding Teradata’s operating results is provided below as well as on the Investor Relations page of Teradata’s website at investor.teradata.com.

1.
The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates (except for currency impact on ARR which is calculated using month-end rates). See the foreign currency fluctuation schedule on the Investor Relations page of the Company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

Revenue
(in millions)
	For the Three Months ended December 31
	2019	2018	% Change as Reported	% Change in Constant Currency
Recurring revenue	$350	$328	7%	7%
Perpetual software licenses and hardware	30	97	(69)%	(69)%
Consulting services	114	163	(30)%	(30)%
Total revenue	$494	$588	(16)%	(15)%

Americas	$263	$298	(12)%	(11)%
EMEA	139	172	(19)%	(19)%
APAC	92	$118	(22)%	(21)%
Total revenue	$494	$588	(16)%	(15)%

Revenue
(in millions)
	For the Twelve Months ended December 31
	2019	2018	% Change as Reported	% Change in Constant Currency
Recurring revenue	$1,362	$1,254	9%	11%
Perpetual software licenses and hardware	106	340	(69)%	(68)%
Consulting services	431	570	(24)%	(23)%
Total revenue	$1,899	$2,164	(12)%	(10)%

Americas	$1,057	$1,126	(6)%	(5)%
EMEA	492	587	(16)%	(13)%
APAC	350	$451	(22)%	(20)%
Total revenue	$1,899	$2,164	(12)%	(10)%

Annual recurring revenue*	$1,427	$1,308	9%	9%

* Annual recurring revenue is defined as the annual value at a point in time of all recurring contracts, including subscription, software upgrade rights, maintenance and managed services.

2.
Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the

Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

	For the Three Months			For the Twelve Months
(in millions, except per share data)	ended December 31			ended December 31
Gross Profit:	2019	2018	% Chg.	2019	2018	% Chg.
GAAP Gross Profit	$248	$289	(14)%	$955	$1,026	(7)%
% of Revenue	50.2%	49.1%		50.3%	47.4%

Excluding:
Stock-based compensation expense	3	4		14	15
Acquisition, integration, reorganization related, and other costs	7	2		11	5
Amortization of capitalized software	5	11		33	49
Non-GAAP Gross Profit	$263	$306	(14)%	$1,013	$1,095	(7)%
% of Revenue	53.2%	52.0%		53.3%	50.6%
Operating (Loss)/ Income
GAAP Operating (Loss)/Income	$(9)	$23	(139)%	$6	$43	(86)%
% of Revenue	(1.8)%	3.9%		0.3%	2.0%

Excluding:
Stock-based compensation expense	28	16		87	66
Amortization of acquisition-related intangible assets	1	2		6	6
Acquisition, integration, reorganization related, and other costs	23	22		51	46
Amortization of capitalized software	5	11		33	49
Non-GAAP Operating Income	$48	$74	(35)%	$183	$210	(13)%
% of Revenue	9.7%	12.6%		9.6%	9.7%

Net Income
GAAP Net (Loss)/Income	$(23)	$15	(253)%	$(24)	$30	(180)%
% of Revenue	(4.7)%	2.6%		(1.3)%	1.4%

Excluding:
Stock-based compensation expense	28	16		87	66
Amortization of acquisition-related intangible assets	1	2		6	6
Acquisition, integration, reorganization related, and other costs	23	22		51	46
Amortization of capitalized software	5	11		33	49
Income tax adjustments*	(9)	(8)		(32)	(41)
Non-GAAP Net Income	$25	$58	(57)%	$121	$156	(22)%
% of Revenue	5.1%	9.9%		6.4%	7.2%

	For the Three Months		For the Twelve Months
	ended December 31		ended December 31
Earnings Per Share:	2019	2018	2019	2018	2020 Q1 Guidance	2020 FY Guidance
GAAP (Loss) / Earnings Per Share	$(0.21)	$0.13	$(0.21)	$0.25	$ 1.30 - $ 1.32	$ 1.43 - $ 1.47
Excluding:
Stock-based compensation expense	0.25	0.13	0.76	0.54	0.25	0.98
Amortization of acquisition-related intangible assets	0.01	0.02	0.05	0.05	0.01	0.03
Acquisition, integration and reorganization related costs	0.21	0.18	0.45	0.38	0.03	0.14
Amortization of capitalized software	0.04	0.09	0.29	0.40	0.05	0.20
IP Restructuring tax benefit*	—	—	—	—	(1.36)	(1.36)
Income tax adjustments**	(0.08)	(0.06)	(0.28)	(0.33)	(0.06)	(0.24)
Impact of dilution***	—	—	(0.01)	—	—	—
Non-GAAP Diluted Earnings Per Share	$0.22	$0.49	$1.05	$1.29	$ 0.22 - $ 0.24	$1.18 - $1.22

* The Company’s forecasted first quarter and full-year 2020 GAAP effective tax rates are expected to include $152 million of discrete tax benefit related to an intra-entity asset transfer of certain of its intellectual property to one of its Irish subsidiaries, which occurred on January 1, 2020.  The tax benefit for this intra-entity asset transfer will be recorded as a deferred tax asset in the first quarter of 2020 and represents the book and tax basis difference on the transferred assets measured based on the applicable Irish statutory tax rate. The tax deductions for amortization of the IP asset will be recognized in the future, and any amortization not deducted for tax purposes will be carried forward indefinitely under Irish tax laws. The Company expects to be able to realize the deferred tax assets resulting from these intra-entity asset transfers.

** Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations. As a result of these adjustments, the Company’s non-GAAP effective tax rate was 39.0% for the fourth quarter of 2019 and 17.1% in the fourth quarter of 2018.

*** Represents the impact to earnings per share as a result of moving from basic to diluted shares.

3.
As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided by / used in operating activities less capital expenditures for property and equipment and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

(in millions)	For the Three Months		For the Twelve Months
	ended December 31		ended December 31
	2019	2018	2019	2018

Cash provided by operating activities (GAAP)	$54	$107	$148	$364
Less capital expenditures for:
Expenditures for property and equipment	(11)	(61)	(54)	(153)
Additions to capitalized software	(2)	(2)	(5)	(7)
Total capital expenditures	(13)	(63)	(59)	(160)
Free Cash Flow (non-GAAP measure)	$41	$44	$89	$204

Teradata used $9 million of cash in the fourth quarter and $63 million of cash for the full year 2019, related to reorganizing and restructuring its operations and its go-to-market functions to align to its strategy.

Note to Investors
This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business; fluctuations in our operating results; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including foreign currency fluctuations; risks associated with data privacy, cyberattacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition, launch and market acceptance and quality of new and existing products and services, including cloud-based offerings; tax rates; senior management changes, workforce turnover and the ability to attract and retain skilled employees; protecting our intellectual property; the availability and successful exploitation of new alliance and acquisition opportunities; recurring revenue may decline or recurring contracts may be cancelled or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K, as amended by its Form 10-K/A, and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata
Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter most to your business. And we do it on-premises, in the cloud, or anywhere in between. We call this pervasive data intelligence, powered by the cloud. It’s the answer to the complexity, cost and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

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SCHEDULE A

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in millions, except per share amounts - unaudited)

	For the Period Ended December 31
	Three Months			Twelve Months
	2019	2018	% Chg	2019	2018	% Chg
Revenue
Recurring	$350	$328	7%	$1,362	$1,254	9%
Perpetual software licenses and hardware	30	97	(69)%	106	340	(69)%
Consulting services	114	163	(30)%	431	570	(24)%
Total revenue	494	588	(16)%	1,899	2,164	(12)%
Gross profit
Recurring	231	225		920	880
% of Revenue	66.0%	68.6%		67.5%	70.2%
Perpetual software licenses and hardware	6	39		22	118
% of Revenue	20.0%	40.2%		20.8%	34.7%
Consulting services	11	25		13	28
% of Revenue	9.6%	15.3%		3.0%	4.9%
Total gross profit	248	289		955	1,026
% of Revenue	50.2%	49.1%		50.3%	47.4%

Selling, general and administrative expenses	174	185		621	666
Research and development expenses	83	81		328	317
(Loss) income from operations	(9)	23		6	43
% of Revenue	(1.8)%	3.9%		0.3%	2.0%

Other expense, net	(7)	(4)		(23)	(16)

(Loss) income before income taxes	(16)	19		(17)	27
% of Revenue	(3.2)%	3.2%		(0.9)%	1.2%

Income tax expense (benefit)	7	4		7	(3)
% Tax rate	(43.8)%	21.1%		(41.2)%	(11.1)%

Net (loss) income	$(23)	$15		$(24)	$30
% of Revenue	(4.7)%	2.6%		(1.3)%	1.4%

Net (loss) income per common share
Basic	$(0.21)	$0.13		$(0.21)	$0.25
Diluted	$(0.21)	$0.13		$(0.21)	$0.25

Weighted average common shares outstanding
Basic	111.3	117.3		114.2	119.2
Diluted	111.3	119.1		114.2	121.2

SCHEDULE B

TERADATA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions - unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$494	$528	$715
Accounts receivable, net	398	328	588
Inventories	31	36	28
Other current assets	91	86	97
Total current assets	1,014	978	1,428
Property and equipment, net	350	333	295
Capitalized software, net	36	42	72
Right of use assets- operating lease, net	51	53	—
Goodwill	396	394	395
Acquired intangible assets, net	10	11	16
Deferred income taxes	87	67	67
Other assets	113	101	87
Total assets	$2,057	$1,979	$2,360

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$25	$25	$19
Current portion of finance lease liability	55	42	17
Current portion of operating lease liability	20	19	—
Accounts payable	66	103	141
Payroll and benefits liabilities	157	115	224
Deferred revenue	472	408	490
Other current liabilities	90	60	118
Total current liabilities	885	772	1,009
Long-term debt	454	460	478
Finance lease liability	75	66	30
Operating lease liability	38	41	—
Pension and other postemployment plan liabilities	137	101	113
Long-term deferred revenue	61	68	105
Deferred tax liabilities	6	4	3
Other liabilities	139	139	127
Total liabilities	1,795	1,651	1,865
Stockholders' equity
Common stock	1	1	1
Paid-in capital	1,549	1,517	1,418
Accumulated deficit	(1,147)	(1,063)	(823)
Accumulated other comprehensive loss	(141)	(127)	(101)
Total stockholders' equity	262	328	495
Total liabilities and stockholders' equity	$2,057	$1,979	$2,360

SCHEDULE C

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions - unaudited)

	For the Period Ended December 31
	Three Months		Twelve Months
	2019	2018	2019	2018
Operating activities
Net (loss) income	$(23)	$15	$(24)	$30
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Depreciation and amortization	37	35	150	130
Stock-based compensation expense	28	15	87	65
Deferred income taxes	(4)	(7)	(3)	(18)
Changes in assets and liabilities:
Receivables	(70)	(216)	190	(34)
Inventories	5	17	(3)	2
Current payables and accrued expenses	3	116	(153)	108
Deferred revenue	57	108	(62)	115
Other assets and liabilities	21	24	(34)	(34)
Net cash provided by operating activities	54	107	148	364
Investing activities
Expenditures for property and equipment	(11)	(61)	(54)	(153)
Additions to capitalized software	(2)	(2)	(5)	(7)
Business acquisitions and other investing activities	—	(3)	—	(3)
Net cash used in investing activities	(13)	(66)	(59)	(163)
Financing activities
Repurchases of common stock	(61)	(94)	(300)	(300)
Repayments of long-term borrowings	(7)	—	(19)	(40)
Repayment of credit facility borrowings	—	—	—	(240)
Payments of finance leases	(15)	(4)	(33)	(5)
Other financing activities, net	4	8	44	31
Net cash used in financing activities	(79)	(90)	(308)	(554)
Effect of exchange rate changes on cash and cash equivalents	5	(3)	(1)	(20)
Decrease in cash, cash equivalents and restricted cash	(33)	(52)	(220)	(373)
Cash, cash equivalents and restricted cash at beginning of period	529	768	716	1,089
Cash, cash equivalents and restricted cash at end of period	$496	$716	$496	$716

Supplemental cash flow disclosure:
Assets acquired by finance leases	$37	$29	$115	$52
Assets acquired by operating leases	$2	$—	$7	$—

SCHEDULE D

TERADATA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions - unaudited)

	For the Three Months Ended December 31				For the Twelve months Ended December 31
	2019	2018	% Change As Reported	% Change Constant Currency(2)	2019	2018	% Change As Reported	% Change Constant Currency(2)
Segment Revenue
Americas	$263	$298	(12)%	(11)%	$1,057	$1,126	(6)%	(5)%
EMEA	139	172	(19)%	(19)%	492	587	(16)%	(13)%
APAC	92	118	(22)%	(21)%	350	451	(22)%	(20)%
Total segment revenue	494	588	(16)%	(15)%	1,899	2,164	(12)%	(10)%

Segment gross profit
Americas	153	162			626	621
% of Revenue	58.2%	54.4%			59.2%	55.2%
EMEA	70	91			239	275
% of Revenue	50.4%	52.9%			48.6%	46.8%
APAC	40	53			148	199
% of Revenue	43.5%	44.9%			42.3%	44.1%
Total segment gross profit	263	306			1,013	1,095
% of Revenue	53.2%	52.0%			53.3%	50.6%

Reconciling items(1)	(15)	(17)			(58)	(69)
Total gross profit	$248	$289			$955	$1,026
% of Revenue	50.2%	49.1%			50.3%	47.4%

(1) Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
'(2) The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.